NEWS RELEASE for February 10, 2023

Contact: Dina Masi, CFO

Integrated BioPharma, Inc.

investors@ibiopharma.com

              888.319.6962

Integrated BioPharma Reports Results for its Quarter Ended December 31, 2022

HILLSIDE, NEW JERSEY (February 10, 2023) - Integrated BioPharma, Inc. ((OTCQX: INBP)) (the “Company” or “INBP”) reports its financial results for the quarter ended December 31, 2022.

Revenue for the quarter ended December 31, 2022 was $12.3 million compared to $14.6 million for the quarter ended December 31, 2021, a decrease of $2.3 million or 15.6%.  The Company had an operating loss for the quarter ended December 31, 2022 of approximately $33,000 and operating income of $0.7 million for the quarter ended December 31, 2021.

Revenue for the six-month period ended December 31, 2022 was $24.6 million compared to $27.3 million for the six-month period ended December 31, 2021, a decrease of $2.7 million or 9.9%.  The Company had an operating loss for the six-month period ended December 31, 2022 of approximately $3,000 compared to operating income of $1.3 million for the six-month period ended December 31, 2021.

For the quarter ended December 31, 2022, the Company had a net loss of approximately $55,000 or $0.00 per share of common stock, compared with net income of $1.0 million or $0.04 per share of common stock for the quarter ended December 31, 2021.  The Company’s diluted net (loss) income per share of common stock for the quarters ended December 31, 2022 and 2021 was $0.00 and $0.03 per share of common stock, respectively.

For the six-month period ended December 31, 2022, the Company had a net loss of approximately $90,000 or $0.00 per share of common stock, compared with net income of $1.5 million or $0.05 per share of common stock for the six months ended December 31, 2021.  The Company’s diluted net (loss) income per share of common stock for the six months ended December 31, 2022 and 2021 was $0.00 and $0.05 per share of common stock, respectively.

“While our revenue decreased by approximately 10% in the six-month period ended December 31, 2022 from six-month period ended December 31, 2021, our revenue from our two largest customers in our Contract Manufacturing Segment remained consistent; representing approximately 91% and 90% of total revenue in the six-month period ended December 31, 2022 and 2021, respectively,” stated the Co-Chief Executive Officers of the Company, Riva Sheppard and Christina Kay.  “We believe the impacts of overstocking by our customers during the pandemic continued to contribute to the decline in our sales coming into our fiscal year ending June 30, 2023” the Co-CEOs further stated.

A summary of our financial results for the three and six months ended December 31, 2022 and 2021 follows:

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2022	2021	2021	2021

Total revenue	$12,254	$14,594	$24,580	$27,345
Cost of sales	11,184	12,844	22,513	24,171
Gross profit	1,070	1,750	2,067	3,174
Selling and administrative expenses	1,103	1,020	2,070	1,859
Operating (loss) income	(33)	730	(3)	1,315
Other expense, net (1)	(12)	(39)	(26)	(85)

(Loss) income before income taxes	(45)	691	(29)	1,230
Income tax (expense) benefit, net	(10)	390	(61)	317
Net (loss) income	$(55)	$1,031	$(90)	$1,547

Net (loss) income per common share:
Basic	$(0.00)	$0.04	$(0.00)	$0.05
Diluted	$(0.00)	$0.03	$(0.00)	$0.05
Weighted average common shares outstanding:
Basic	29,949,610	29,823,919	29,929,610	29,823,029
Diluted	29,949,610	32,447,023	29,929,610	32,440,959

(1)  Includes interest expense of $12, $42, $25 and $74 and unrealized gain (losses) on investments, a non-cash item, of $31, $(22), $27 and $(42), respectively.

About Integrated BioPharma Inc. (INBP)

Integrated BioPharma, Inc. is engaged primarily in manufacturing, distributing, marketing and sales of vitamins, nutritional supplements and herbal products. Further information is available at ir.ibiopharma.com.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of INBP to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” believes,” intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are not guarantees of future performance. Such statements speak only as of the date hereof, are subject to change and should not be relied upon for investment purposes.  INBP undertakes no obligation to revise or update any statements for any reasons. The risks, uncertainties and assumptions include, among others, changes in general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; the timing of regulatory approval and the introduction of new products by INBP; changes in industry capacity; pressure on prices from competition or from purchasers of INBP’s products; regulatory changes in the pharmaceutical manufacturing industry and nutraceutical industry; regulatory obstacles to the introduction of new technologies or products that are important to INBP; availability of qualified personnel; the loss of any significant customers or suppliers; the impact of the COVID-19 pandemic; the impact of the war in Ukraine, the tightened labor markets and inflation and other risks and uncertainties described in the section entitled “Risk Factors” in INBP’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q.  Accordingly, INBP cannot give assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of INBP.